SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                  FORM N-8A

                         NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF
                      THE INVESTMENT COMPANY ACT OF 1940



          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

Name:          MUNIHOLDINGS FLORIDA INSURED FUND III

Address of Principal Business Office (No. & Street, City, State, and Zip
Code):

          MuniHoldings Florida Insured Fund III
          800 Scudders Mill Road
          Plainsboro, New Jersey 08536

Telephone Number (including area code):  (609) 282-2800

Name and Address of Agent for Service of Process:

          Arthur Zeikel
          800 Scudders Mill Road
          Plainsboro, New Jersey  08536

Check Appropriate Box:

          Registrant is filing a Registration Statement pursuant to
          Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

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          YES   /X/                                NO / /
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                                  SIGNATURES

          Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Plainsboro and State of New Jersey on the 12th day of June, 1998.



                         MUNIHOLDINGS FLORIDA INSURED FUND III


                         By:  /s/ Patrick D. Sweeney
                              ---------------------------------------
                              Name:  Patrick D. Sweeney
                              Title:   President